Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-166208, 333-134430, 333-91526, 333-161235 and 333-116180 on Form S-8 of our reports dated March 22, 2013, relating to the consolidated financial statements of Quicksilver Resources Inc. and subsidiaries, and the effectiveness of Quicksilver Resources Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
March 22, 2013